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                 April 27, 2020

       Gerald Lyons
       Executive Vice President and Chief Financial Officer
       ScanSource, Inc.
       6 Logue Court
       Greenville, South Carolina 29615

                                                        Re: ScanSource, Inc.
                                                            Form 10-K filed
August 22, 2019
                                                            Form 10-K/A filed
October 24, 2019
                                                            Form 10-Q filed
November 12, 2019
                                                            File No. 000-26926

       Dear Mr. Lyons:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Trade & Services